Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-172202

Prospectus Supplement No. 8

(To Prospectus dated April 16, 2015)

SNAP INTERACTIVE, INC.

UP TO 4,117,500 SHARES OF COMMON STOCK

This Prospectus Supplement No. 8 supplements and amends the prospectus dated April 16, 2015, as amended by Prospectus Supplement No. 1 dated April 30, 2015, Prospectus Supplement No. 2 dated May 15, 2015, Prospectus Supplement No. 3 dated May 19, 2015, Prospectus Supplement No. 4 dated May 27, 2015, Prospectus Supplement No. 5 dated August 13, 2015, Prospectus Supplement No. 6 dated November 10, 2015 and Prospectus Supplement No. 7 dated December 14, 2015, referred to herein as the Prospectus. This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K dated March 3, 2016, which is attached hereto.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

There are significant risks associated with an investment in our common stock. These risks are described under the caption “Risk Factors” beginning on page 3 of the Prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 7, 2016.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2016

SNAP INTERACTIVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52176	20-3191847
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

320 W. 37th Street, 13th Floor New York, NY	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 594-5050

(Former name or former address, if changed since last report)

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On March 3, 2016, the Board of Directors (the “Board”) of Snap Interactive, Inc. (the “Company”) increased the size of the Board from four (4) members to five (5) members and appointed Judy Krandel to the Board, effective March 3, 2016. Ms. Krandel will serve as a director until the Company’s 2016 annual meeting of stockholders. Ms. Krandel has not been appointed to any Board committees at this time.

Ms. Krandel will be entitled to receive a cash fee for her service as a non-employee member of the Board and for her service on any committee of the Board of $15,000 and $2,500 per year, respectively. As additional consideration for her service on the Board, the Board awarded Ms. Krandel a stock option representing the right to purchase 100,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an exercise price equal to $0.11 per share of Common Stock, which was the fair market value of a share of Common Stock as of the close of market on March 3, 2016. The shares underlying the stock option will vest in three (3) equal annual installments on the first, second and third anniversaries of the date of grant, provided that Ms. Krandel is providing services to the Company on such dates. There are no arrangements or understandings between Ms. Krandel and any other persons pursuant to which she was selected as a director. In addition, there are no transactions between the Company and Ms. Krandel or her immediate family members requiring disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

Employment Agreement Amendment

On March 3, 2016, the Company entered into an amendment to its employment agreement with Alexander Harrington, the Company’s Chief Executive Officer and Chief Financial Officer (the “Amendment”).

The Amendment amends the terms of Mr. Harrington’s annual incentive bonus for the year ended December 31, 2015 under his employment agreement to provide that Mr. Harrington will (i) receive a stock option representing the right to purchase 50,000 shares of Common Stock at an exercise price of $0.20 per share, with the shares underlying such option vesting in four (4) equal annual installments on the first, second, third and fourth anniversary of the date of grant, provided that Mr. Harrington is providing services to the Company on such dates (the “New Harrington Option”), and (ii) be entitled to a cash payment of $25,000 payable in March 2016. The Board awarded the New Harrington Option to Mr. Harrington on March 3, 2016.

Prior to the amendment, Mr. Harrington was entitled to an annual incentive bonus of $145,000, with (i) 50% of the bonus payable so long as Mr. Harrington remained employed with the Company and (ii) 50% of the bonus payable if certain performance metrics were achieved during 2015, in each case to be paid during January or February of 2016.

The foregoing description of the Amendment and the New Harrington Option does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the Form of Nonqualified Stock Option Agreement awarded under the Incentive Plan, which was filed as Exhibit 99.4 to the Company’s Registration Statement on Form S-8 filed on May 24, 2011 by the Company with the Securities and Exchange Commission (the “Form S-8”), and in each case are incorporated by reference herein.

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Restricted Stock Cancellation and Equity Awards

On March 3, 2016, the Company entered into a restricted stock cancellation and release agreement (the “Cancellation Agreement”) with Clifford Lerner, the Company’s President of the Grade, pursuant to which the Company cancelled a grant of 5,000,000 restricted shares of Common Stock awarded to Mr. Lerner on April 10, 2013 (the “Original Restricted Shares”). The Original Restricted Shares would have vested 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant. As consideration for Mr. Lerner agreeing to forfeit the Original Restricted Shares, on March 3, 2016, the Board awarded Mr. Lerner a replacement award of 5,000,000 restricted shares that vest 100% on the (10th) tenth anniversary of the date of grant, provided Mr. Lerner is providing services to the Company on such date (the “New Restricted Shares”).

In addition, on March 3, 2016, the Board awarded Mr. Lerner a stock option representing the right to purchase 50,000 shares of Common Stock at an exercise price of $0.20 per share, with the shares underlying such option vesting in four (4) equal annual installments on the first, second, third and fourth anniversary of the date of grant, provided that Mr. Lerner is providing services to the Company on such dates (the “New Lerner Option”).

The foregoing description of the Cancellation Agreement, the Original Restricted Shares, the New Restricted Shares and the New Lerner Option does not purport to be complete and is qualified in its entirety by reference to the Cancellation Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K, the Form of Restricted Stock Award Agreement awarded under the Incentive Plan, which was filed as Exhibit 99.3 to the Form S-8, and the Form of Nonqualified Stock Option Agreement awarded under the Incentive Plan, which was filed as Exhibit 99.4 to the Form S-8, and in each case are incorporated by reference herein.

Section 8 – Other Events

Item 8.01 Other Events.

On March 7, 2016, the Company issued a press release announcing Ms. Krandel’s appointment as a director. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Third Amendment to Executive Employment Agreement, effective as of March 3, 2016, by and between Snap Interactive, Inc. and Alexander Harrington.
10.2	Restricted Stock Cancellation and Release Agreement, dated as of March 3, 2016, by and between Clifford Lerner and Snap Interactive, Inc.
99.1	Press release, dated March 7, 2016, issued by Snap Interactive, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 7, 2016

SNAP INTERACTIVE, INC.

		By:	/s/ Alexander Harrington
Alexander Harrington
Chief Executive Officer and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Third Amendment to Executive Employment Agreement, effective as of March 3, 2016, by and between Snap Interactive, Inc. and Alexander Harrington.
10.2	Restricted Stock Cancellation and Release Agreement, dated as of March 3, 2016, by and between Clifford Lerner and Snap Interactive, Inc.
99.1	Press release, dated March 7, 2016, issued by Snap Interactive, Inc.

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